Exhibit 4.2

Execution Copy

AMENDMENT TO ISSUER CERTIFICATE

CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2009-A1 Notes

AMENDMENT NO. 1 dated as of May 1, 2009 (this “Amendment”) to the Citibank Credit Card Issuance Trust, Citiseries Class 2009-A1 Notes Issuer Certificate dated March 25, 2009 (the “2009-A1 Issuer Certificate”), issued pursuant to Sections 202 and 301(h) of the Indenture, dated  as of September 26, 2000, as amended by Amendment No. 1 thereto dated as of November 14, 2001, each between Citibank Credit Card Issuance Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).  Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture.

The Issuer desires to change the Required Subordinated Amounts in the 2009-A1 Issuer Certificate and, pursuant to Section 312(b) and Section 1001(j) of the Indenture, the consent of Noteholders is not required for such change.

Accordingly, the parties hereto hereby agree as follows:

1.           Amendment to Issuer Certificate. The items “Required Subordinated Amount of Class B Notes” and “Required Subordinated Amount of Class C Notes” of the 2009-A1 Issuer Certificate are hereby amended and restated in their entirety as follows:

“Required Subordinated Amount of Class B Notes:  $179,487,300 (which represents 5.98291% of the Initial Principal Amount of the Class 2009-A1 Notes).

Required Subordinated Amount of Class C Notes:  $239,316,300 (which represents 7.97721% of the Initial Principal Amount of the Class 2009-A1 Notes).”

2.           Counterparts. This Amendment may be executed in counterparts, each of which will be an original, but all of which together will constitute a single agreement.

3.           Governing Law.  This Amendment will be construed in accordance with and governed by the laws of the State of New York.

4.           Issuer Certificate in Full Force and Effect. This Amendment is made pursuant to Section 312(b) and Section 1001(j) of the Indenture. Except as expressly amended hereby, the 2009-A1 Issuer Certificate will continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  This Amendment will become effective only upon the execution and delivery of counterparts hereof by the parties thereto, and upon delivery to the Trustee of a Master Trust Tax Opinion, an Issuer Tax Opinion and written confirmation from each applicable Rating Agency that there will be no Ratings Effect. After the date of the effectiveness hereof, any reference to the 2009-A1 Issuer Certificate will mean the 2009-A1 Issuer Certificate as amended by this Amendment.  The Trustee makes no representation as to the validity or sufficiency of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Citibank Credit Card Issuance Trust, Citiseries Class 2009-A1 Notes Issuer Certificate to be duly executed as of the day and year first above written.

CITIBANK CREDIT CARD ISSUANCE TRUST
            By  Citibank (South Dakota), National Association,
                     as Managing Beneficiary

By:  /s/ Douglas C. Morrison
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Douglas C. Morrison
  Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By:  /s/ Irene Siegel
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Irene Siegel
              Vice President

By:  /s/ Maria Inoa
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Maria Inoa
  Associate

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